Exhibit 10.6

Summary of Compensation Arrangements for Walker R. Stapleton

On July 11, 2006, the Board of Directors (“Board”) of SonomaWest Holdings, Inc. (the “Company”), upon the recommendation of the Board’s Compensation Committee (the “Compensation Committee”), approved compensation arrangements for Walker R. Stapleton, the Company’s Chief Executive Officer and a director.

The Board approved a base salary for Mr. Stapleton’s service as Chief Executive Officer of the Company of $8,558 per month effective at the beginning of the Company’s 2007 fiscal year commencing July 1, 2006; for the fiscal year ended June 30, 2006, Mr. Stapleton’s base salary was $8,000 per month. The Company also agreed to pay $550 per month representing a portion of the health insurance premiums for Mr. Stapleton, and to reimburse Mr. Stapleton for 50% of his cellular telephone expenses (which expenses relate to the Company), both of which are consistent with the Company’s arrangements with other employees of the Company. The Company has agreed to reimburse Mr. Stapleton for up to $32,400 annually for office and travel expenses he incurs in connection with the Company’s business. The approved arrangements do not include any provision for severance or similar compensation upon termination of his status as an officer of the Company.